Exhibit 99.1

VOLT INFORMATION SCIENCES, INC. ANNOUNCES
APPOINTMENT OF NEW BOARD MEMBER

New York, NY, August 18, 2006 — Volt Information Sciences, Inc. (NYSE: VOL) a leading provider of staffing services and telecommunications and information solutions, today announced that Dr. Deborah Shaw was elected to the Company’s board of directors on August 16, 2006.

Dr. Shaw, 51, holds a B.A. in Psychology from Brown University, a J.D. from the University of Pennsylvania Law School, and a Ph.D. in Clinical Psychology from the California School of Professional Psychology. Dr. Shaw is a clinical psychologist with a private practice in Los Angeles, California.

Dr. Shaw’s appointment fills the board vacancy created March 9, 2006 upon the death of Mr. William Shaw, the Company’s Chairman and President. Dr. Deborah Shaw is a daughter of William Shaw and co-executrix of his estate.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions for its Fortune 100 customer base.  Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis.  The Telecommunications and Information Solutions businesses provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies.  For additional information, please visit the Volt Information Sciences, Inc., web site at http://www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements.  Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission.

A copy of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations.  These and certain other SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

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